FOR IMMEDIATE RELEASE:

October 15, 2014

Neah Power Partners with Silent Falcon to integrate fuel cells into unmanned aerial vehicles (UAV)

Formira® hydrogen-on-demand technology expected to increase mission endurance and enable heavier payloads.  Jointly published white paper available on website.

Bothell, WA (October 15, 2014) – Neah Power Systems, Inc. (OTCQB: NPWZ) will be partnering with Silent Falcon UAS Technologies (‘Silent Falcon’) to integrate the formic acid reformer (Formira™) based fuel cell technology into the Silent Falcon UAV. A jointly published white paper is available at www.neahpower.com and at www.silentfalconuas.com. The fuel cell could significantly increase the mission endurance by between two times to three times the current duration, as well as enable heavier payloads. Formic acid is a safe, energy dense fuel, allowing easy handling, distribution, and refueling in remote locations worldwide, unlike compressed hydrogen.

The patent pending Silent Falcon is a solar/electric, all composite, modular small Unmanned Aircraft System (sUAS) designed for commercial, public safety, and military applications. With Silent Falcon’s™ solar electric propulsion system, rugged composite structure, and three interchangeable wing configurations, it is the first sUAS capable of meeting long range and long endurance mission profiles.

 “We are thrilled to be partnering with Silent Falcon UAS Technologies.  We are looking forward to this joint development of extending the mission endurance for their UAS,” said Chris D’Couto, president and CEO of Neah Power Systems, Inc. “The Formira technology uses a liquid fuel, and is a very attractive energy option as it does not have the low energy density, safety and handling challenges of compressed hydrogen.”

John W. Brown, Silent Falcon CEO said, “I believe the biggest advantage to having a Neah fuel cell on board Silent Falcon will not only be the extra endurance, but the ability to carry heavier and power hungry payloads. This is already one of our most important competitive differentiators and is what is attracting lots of folks to our products. Neah will also give us the ability to offer extended endurance at night, which is huge from our perspective. We look forward to integrating this technology into our UAV for a demonstrable performance advantage and the ability to serve an even wider range of markets and applications.”

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For more information please contact

Veronica Welch at 1-508-643-8000; Ronnie@cwrpartners.com

About Neah Power Systems, Inc

Neah Power Systems, Inc. is an innovator and supplier of cutting-edge power solutions for the military, transportation and portable electronics industries. Neah Power’s long-lasting, efficient, and safe solutions include patented and patent pending PowerChip®, Formira® and the BuzzBar Suite® of products. Most recently, Neah Power Systems was a 2012 ZINO Green Finalist, 2010 WTIA Finalist, and 2010 Best of What’s New Popular Science Award. For more information visit www.neahpower.com.

About Silent Falcon UAS Technologies

Silent Falcon UAS Technologies was established in 2010 to develop patent pending, state-of-the-art small Unmanned Aircraft Systems, components and sensors for the global commercial, public safety and military ISR markets. The company is headquartered in Albuquerque, New Mexico. For more information visit www.SilentFalconUAS.com.

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System's Form 10-K for the fiscal year ended September 30, 2013 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2014 for a discussion of such risks, uncertainties and other factors.